Exhibit 10
Ultralife Batteries, Inc.
Resale Restriction Agreement
     This Resale Restriction Agreement (“Agreement”) dated as of December 28, 2005 is made by and between Ultralife Batteries, Inc., a Delaware corporation (the “Company”) and the option holder set forth on the signature line below (the “Optionee”) with respect to certain stock option awards (the “Option Awards”) evidencing options granted to the Optionee by the Company.
Recitals
     The Optionee is an executive officer of the Company and has been granted one or more options to acquire shares of the Company’s $.10 par value Common Stock (“Common Stock”) at an exercise price of $12.90 per share or greater and which were granted prior to October 2, 2005 (all of such options collectively referred to as the “Options”) under the Company’s Long-Term Incentive Plan or its predecessors.
     All Options which have not vested on or prior to the date of this Agreement have been declared by the Company’s Board of Directors to be fully vested and exercisable.
     The Company desires to impose certain resale restrictions (the “Resale Restrictions”) on the shares of Common Stock issued or issuable upon exercise of the Options (the “Option Shares”) on the terms and conditions more fully set forth in this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Exhibit A sets forth with respect to each Option the date of each Option grant, the number of shares of Common Stock subject to such Option, the exercise price and the date or dates of termination of the Resale Restrictions with respect to the Option Shares (which shall correspond to the vesting schedule applicable to the Options prior to the acceleration of vesting approved by the Board). Subject to Section 4 of this Agreement, with respect to any Option Shares, the period during which the Resale Restrictions will be effective (the “Restriction Period”) is a period beginning on the date of this Agreement and ending on the date listed on Exhibit A under the heading “Restriction Termination Date”. No Resale Restrictions will apply to Option Shares which have vested on or prior to the date of this Agreement.
2. The Optionee irrevocably agrees that the Optionee will not, directly or indirectly, whether for such Optionee or on behalf of any entity controlled by or affiliated with such Optionee:
     (a) offer for sale, pledge, assign, hypothecate or otherwise create any interest in or dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in any of the foregoing) any Option Shares during the Restriction Period applicable to such Option Shares; or
     (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Option Shares during the Restriction Period applicable to such Option Shares, including, but not limited to, short sales, puts, calls or other hedging transactions, including private hedging transactions, whether any such transaction described in clause (a) or (b) of this Section 2 is to be settled by delivery of shares of Common Stock or other securities of the Company, in cash or otherwise, during the Restriction Period with respect to the applicable Option Shares.
3. The Company and its transfer agent are authorized to decline to make any transfer of securities of the Company if such transfer would constitute a violation or breach of this Agreement. Any attempted transfer by the Optionee in breach of this Agreement shall be null and void. Any Option Shares subject to a Restriction Period may be retained in the physical custody of the Company or may contain a restrictive legend, stop transfer order or other applicable restriction, at the Company’s sole discretion.
4. Notwithstanding the provisions of the foregoing sections of this Agreement, the Resale Restrictions will be subject to the following:
     (a) All of the Option Shares will become free from the Resale Restrictions: (i) upon the occurrence of any event that, prior to the acceleration of vesting approved by the Board, would have resulted in the acceleration of vesting of any Option Shares; or (ii) upon the termination of the Optionee’s employment with the Company.
     (b) If, prior to the acceleration of vesting approved by the Board, the vesting of the Options was subject to postponement or deferral upon the occurrence of a defined event or the Option Shares were subject to restrictions other than those imposed by this Agreement (the “Pre-existing Conditions”), then, notwithstanding the applicable Restriction Termination Date listed in Exhibit A, the Restriction Period will continue until such time as the Pre-existing Conditions, if any, lapse.
5. This Agreement, the applicable Option Awards and the applicable Plan (each, a “Plan”) under which the Option Awards were granted, if any, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and the Optionee with respect to the subject matter hereof, and this Agreement may not be modified except by an instrument duly signed by the Company and the Optionee. The Resale Restrictions will not be deemed to supersede, but shall be in addition to, any restrictions on resale of Option Shares pursuant to an applicable Option Award or Plan.
6. This Agreement is to be construed in accordance with and governed by the laws of the State of New York, without regard to any choice of law provisions thereof.
7. Nothing in this Agreement (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the Company and the Optionee. Should any provision of this Agreement be determined to be illegal or unenforceable, such provision will be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain in effect and enforceable.

8. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A copy of any signature page hereto executed and delivered by facsimile or other means of electronic image transmission will have the same force and effect as an original thereof.
     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day, month and year first above written.

ULTRALIFE BATTERIES, INC.

By:

OPTIONEE

Exhibit A

Restriction
Option Grant Date	Option Shares	Exercise Price	Termination Date